Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 8, 2018

EnLink Midstream, LLC

1722 Routh St., Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream, LLC, a Delaware limited liability company (“ENLC”), in connection with ENLC’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by ENLC of up to an aggregate of 305,570,636 common units (the “Common Units”) representing limited liability company interests in ENLC, pursuant to the Agreement and Plan of Merger, dated as of October 21, 2018 (the “Merger Agreement”), by and among ENLC, EnLink Midstream Manager, LLC, the managing member of ENLC (“EMM”), NOLA Merger Sub, LLC, a wholly-owned subsidiary of ENLC, EnLink Midstream Partners, LP and EnLink Midstream GP, LLC.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the First Amended and Restated Operating Agreement of ENLC dated as of March 7, 2014, as amended to date (the “Operating Agreement”) and the Certificate of Formation of ENLC, as amended to date, (ii) the Delaware Limited Liability Company Act (the “Act”), (iii) originals, or copies certified or otherwise identified, of the limited liability company records of ENLC and EMM, including minute books of EMM as furnished to us by EMM, (iv) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of ENLC and EMM, (v) the Registration Statement and the joint information statement/proxy statement/prospectus (the “Information Statement/Proxy Statement/Prospectus”) contained therein and (vi) other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, (ii) all Common Units will be issued and sold in the manner described in the Information Statement/Proxy Statement/Prospectus and in accordance with the terms of the Merger Agreement, (iii) the certificates, if any, for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units, or, if uncertificated, valid book-entry notations will have been made in the unit register of ENLC in accordance with the provisions of the governing documents of ENLC and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered by ENLC in accordance with the Merger Agreement, the Common Units will be validly issued, fully paid (to the extent required by the Operating Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Act).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Information Statement/Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.